Exhibit 4.2

RESTRICTED STOCK AWARD AGREEMENT

To: [name of Awardee] (“Awardee”)

From: Learning Tree International, Inc.

Date:

Learning Tree International, Inc. (“Learning Tree”) has adopted the 2007 Equity Incentive Plan (the “Plan”) under which Learning Tree may grant shares of Learning Tree’s Common Stock, $.0001 par value (the “Common Stock”). We are pleased to inform you that the Compensation Committee of our Board of Directors (the “Committee”) has decided to grant you an award of restricted stock (the “Shares”) under the Plan (your “Award”).

Your Award will be governed by the Plan, the attached Standard Terms and Conditions (the “Terms”) and the following specific provisions (which are subject to adjustment under the Plan and the Terms):

The “Date of Grant” for your Award is:

You have been awarded the following number of Shares:

Earning Shares. You may earn all or a percentage of the Shares (“Earned Shares”) based on [Insert targets]

Target	Percentage of Shares Earned

Any Shares which you do not earn will be deemed repurchased by Learning Tree on December 31,                 for the aggregate price of $1.00 regardless of the number of Shares involved, and you will have no further rights in those Shares. Any Earned Shares will continue to be subject to repurchase by Learning Tree until they are vested.

Vesting of Shares.                  percent (        %) of any Earned Shares will vest on each of December 31,                 , December 31,                  and December 31,                  if you are employed by Learning Tree or its subsidiaries on such date. Any unvested Earned Shares on the date that you cease to be an employee or director of Learning Tree (whether voluntarily or involuntarily) will be deemed repurchased by Learning Tree for the aggregate price of $                , regardless of the number of Shares involved. Such unvested Earned Shares shall revert to Learning Tree and you will have no further rights in those Shares.

Please review the Plan and the Terms carefully, as they control your rights under your Award and to the Shares. Then sign (and if you are married, have your spouse sign) one copy of this letter and the enclosed stock power and return them to Nancy McKinley. If you have any questions, please call her.

We appreciate your continuing efforts on behalf of Learning Tree.

Very truly yours, Learning Tree International, Inc.

By:

Its:

I hereby accept this Award and have reviewed the Plan and the Terms. I understand that I will lose my right to the Shares under certain circumstances, including the failure of Learning Tree to meet the standards set out above or my ceasing to be an employee of Learning Tree, whether voluntary or not. I further understand that I may not transfer my Award or any Shares except under circumstances described in this Award and the Plan.

“Grantee”

I agree to be bound by all of the terms and conditions of the Award, including those set forth in the Plan and the Terms.

Grantee’s Spouse

Name:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF AND ANY APPLICABLE STATE SECURITIES LAWS AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED.

Please read carefully the tax section, and discuss it with your tax advisor. You have only 30 days from the Date of Grant to make an election under IRC §83(b). If you want to make an election under

IRC §83(b), you are responsible for preparing and filing the election.

STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are attached to a letter (the “Award Letter”) from Learning Tree International, Inc. ( “Learning Tree”) granting an Award to you, and are intended to govern that Award. All capitalized terms not specifically defined in these Standard Terms and Conditions have the meanings set forth in the Stock Award Agreement or in Learning Tree’s 2007 Equity Incentive Plan.

1. Issuance of Certificate. Upon receipt of the signed Award Letter and blank stock powers executed by you relating to the Shares, Learning Tree shall cause to be issued one or more stock certificates, registered in your name, evidencing the Shares. Each such certificate shall bear the following legends:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Learning Tree International, Inc. 2007 Equity Incentive Plan, and in a Restricted Stock Award Agreement. A copy of this Plan and such Restricted Stock Award Agreement may be obtained from the Secretary of Learning Tree International, Inc.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF AND ANY APPLICABLE STATE SECURITIES LAWS AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED.”

2. Deposit of Certificate. Each certificate for the Shares, together with the stock powers relating to the Shares, shall be deposited by Learning Tree with the Secretary of Learning Tree or a custodian designated by the Secretary. Any additional Shares of Common Stock, any other securities of Learning Tree and any other property (except for cash dividends) distributed with respect to any unvested Shares shall be subject to the same restrictions, terms and conditions as the Shares with respect to which they were distributed. Any cash dividends and other distributions payable with respect to any Shares not repurchased or deemed repurchased shall be distributed to you at the same time as such cash dividends or other distributions are distributed to shareholders of Learning Tree generally.

3. Restriction on Transfer; Voting Rights. This Award and any unvested Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered either voluntarily or by operation of law except (i) by will or the laws of descent and distribution or (ii) to your designated beneficiary to the extent permitted by the Committee. If there is any other attempt to transfer unvested Shares or this Award or any other right or privilege granted hereby, this transfer shall be null and void and be of no force or effect. You may exercise full voting rights with respect to the Shares until and unless the Shares are repurchased or deemed repurchased.

4. Release of Vested Shares. Learning Tree shall, upon your request or that of you heirs, promptly deliver a certificate or certificates evidencing any vested Shares to you.

5. Cancellation of Shares Repurchased. At any time following an event which causes any Shares to be repurchased or deemed repurchased, Learning Tree may cancel the certificate for those Shares. The purchase price for any such Shares shall be delivered promptly after you deliver a written request for payment to the Secretary of Learning Tree.

6. Shares to be Issued in Compliance with Applicable Laws and Exchange Rules. By accepting the Award, you represent and agree that none of the Shares are being acquired with a view to any sale, transfer or distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, any applicable state “blue sky” laws or any applicable foreign laws. If required by the Committee, you shall furnish evidence satisfactory to Learning Tree to such effect (including a written representation and an indemnification of Learning Tree in the event of any violation of any applicable laws).

7. Withholding of Taxes. Upon the exercise of this Award, Learning Tree may require the person entitled to exercise it to pay Learning Tree the amount of any taxes which Learning Tree is required to withhold with respect to the exercise. If you elect, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the Shares, Learning Tree may require at the time of such election an additional payment for withholding tax purposes based on the fair market value of such Shares as of the date of your acquisition of such Shares.

8. Participation in Other Company Plans. The grant of this Award will not affect any right you might otherwise have to participate in and receive benefits under the then current provisions of any pension, insurance, or profit sharing program of Learning Tree or of any subsidiary of Learning Tree.

9. Not an Employment or Service Contract. Nothing in this Award is to be construed as an agreement, express or implied, by Learning Tree or any of its subsidiaries to employ you or contract for your services, nor will it restrict Learning Tree’s or such subsidiary’s right to discharge you or cease contracting for your services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between you and Learning Tree or any of its subsidiaries.

10. Agreement Subject to Plan. This Award is subject to, and Learning Tree and you agree to be bound by, all of the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. No future amendment to the Plan will adversely affect your rights under this Award in a material manner without your prior written consent.

11. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute our entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Learning Tree and you with respect to the subject matter hereof. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to the conflict of laws provisions of that or any other State. The Award can only be amended in a writing executed by a duly authorized Executive Officer of Learning Tree.

TAX MATTERS FOR US CITIZENS

Payroll Tax Consequences

The following is a summary of the some tax consequences of a restricted stock grant:

If you decide NOT to make an “83(b) Election”

Learning Tree will report compensation for you—and the related taxes will be due—as of the date that any Shares vest with the value based on the market price of those Shares at that time (which could be more or less than the price on the Date of Grant). As a result, you will have to write Learning Tree a check for withholding tax, including without limitation, federal income, state income, Medicare and social security, based upon the tax rates at the time. Because of this out-of-pocket cash obligation, you may find it necessary to sell sufficient shares to cover this obligation (or request that Learning Tree withhold sufficient shares from the total Shares vested). Sale of shares or withholding of shares to cover the tax obligation is subject to Learning Tree’s blackout policy. Our chief financial officer should be consulted with respect to these restrictions. It is possible to commit to sell or have Learning Tree withhold the necessary shares in advance to avoid blackout restrictions that may otherwise exist on the vest date.

If you decide to make an “83(b) Election”

Learning Tree will report compensation for you—and the related taxes will be due—as of the date of Grant based on the value at that time, even if the Shares involved never vest (although you will have a capital loss when they are deemed repurchased. Because of this acceleration of the taxable event, there is no tax incurred on the actual vest date. One consequence of this election is your out-of-pocket cash obligation is triggered without the ability to sell or have Learning Tree withhold the Shares to fund the obligation (since the Shares are not actually vested).

The 83(b) election is made with the Internal Revenue Service and is due thirty (30) days from the grant date of your award. The election may be made for part or all of your restricted stock. We recommend that you consult with your own tax advisor regarding the advantages and disadvantages of making this election. IF YOU WANT TO MAKE THIS ELECTION, IT IS YOUR RESPONSIBILITY TO PREPARE AND FILE WITH THE I.R.S. THE PROPER DOCUMENTATION.

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto ________________________, _____________ [INSERT NUMBER OF SHARES] shares of the Common Stock, $.0001 par value per share, of Learning Tree International, Inc., a Delaware corporation (the “Corporation”), standing in the undersigned’s name on the books of the Corporation represented by Certificate No. _________ [INSERT CERTIFICATE NUMBER] herewith and does hereby irrevocably constitute and appoint each the Secretary or Assistant Secretary of the Corporation (acting alone or with one or more other such officer) as attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated _____________

Signature of Registered Holder

Print Name of Registered Holder

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